 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant     ☒          Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

GameStop Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO

GAMESTOP CORP.

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 7, 2026

This supplement (this “Supplement”) to the definitive proxy statement filed by GameStop Corp. (“GameStop,” the “Company,” “we,” “us,” or “our”) with the Securities and Exchange Commission on May 22, 2026 (the “Proxy Statement”) relating to our 2026 Annual Meeting of Stockholders (“annual meeting”) to be held on July 7, 2026 at 10:00 a.m., Central Daylight Time (“CDT”), at meetnow.global/MPZGKGZ is being filed to clarify the voting standard and treatment of abstentions for “Proposal 5: Approval of Amendment No. 2 to Our Certificate of Incorporation to Increase Authorized Shares of Common Stock.”

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged.

The paragraph titled “Approval of the Authorized Shares Amendment” under the heading “10. What Vote is Required to Approve Each Proposal?” on page 4 of the Proxy Statement is revised in its entirety to read as follows:

“The approval of the Authorized Shares Amendment, which is not a condition to the CEO Performance Award, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. As determined by NYSE, the approval of this proposal is expected to be a routine matter on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner. Abstentions (if any) will not be treated as votes cast on the proposal and therefore will have no effect on the result of such vote.”

This Supplement does not change the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction.

This Supplement should be read in conjunction with the Proxy Statement. Information regarding the annual meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on our website at http://investor.gamestop.com. This Supplement is being made available online at the same location on or about June 8, 2026. In addition, the website provides information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By order of the Board of Directors,

/s/ Mark H. Robinson
Mark H. Robinson
General Counsel and Secretary